Exhibit 5.6

To:	Sensata Technologies BV

Kolthofsingel 8, 7602 EM Almelo

The Netherlands

and also at:-

Corporation Service Company

1177 Avenue of the Americas

17th Floor

New York, New York 10001

Dear Sirs,

Re:	Sensata Technologies Malaysia Sdn. Bhd. (the “Guarantor”) guarantee of Sensata Technologies B.V.’s issuance of €141,000,000, 11.25% Senior Subordinated Notes Due 2014 (the “Notes”)

We have acted as Malaysian legal advisers for the Guarantor in connection with the guarantee dated July 23, 2008 (the “Guarantee”) by the Guarantor of the Notes issued pursuant to the indenture dated July 23, 2008 (“Indenture”) among Sensata Technologies B.V., a private company with limited liability incorporated under the laws of The Netherlands (“Issuer”), the guarantors named therein (including the Guarantor) and The Bank of New York Mellon as trustee, and the transactions related thereto.

2. This opinion is rendered in relation to the Guarantee of the exchange notes by the Guarantor pursuant to the Issuer’s offer to exchange the Notes, which have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”) for notes (“Exchange Notes”) to be registered under the Securities Act.

3. We have examined all documents and certificates and such matters of law as we have deemed necessary for the purposes of this opinion including the following documents:-

(a)	the Indenture; and

AZIM, TUNKU FARIK & WONG	2	Draft dated January 30, 2009

(b)	the Guarantee

(the Indenture and the Guarantee are collectively referred to as the “Transaction Documents”).

4. In the examination of the above documents, we have assumed:-

(a)	the genuineness of all signatures, stamps and seals, the conformity to the original of all documents submitted to us as forms of originals, photocopies, facsimile or electronic copies;

(b)	the correctness of all facts stated therein;

(c)	the parties to the Transaction Documents (other than the Guarantor) have each executed each of the aforesaid documents to which they are a party;

(d)	the parties to the Transaction Documents (other than the Guarantor) each have all requisite power and authority and have taken all necessary actions to authorize each to enter into each of the aforesaid documents to which they are a party and to deliver and effect the transactions provided therein and that the same constitute legal, valid and binding obligations of each of the parties thereto (other than the Guarantor) enforceable in accordance with their respective terms under the laws of New York;

(e)	the execution of the Transaction Documents and the consummation of the transactions provided for therein do not contravene any applicable law of any jurisdiction (other than in respect of the laws of Malaysia); and

(f)	that all authorizations, consents and approvals required from any governmental or other authorities outside Malaysia and all other requirements outside Malaysia for the legality, validity and enforceability of the Transaction Documents have been duly obtained and fulfilled and are and will remain in full force and effect and that all conditions to which they are subject have been satisfied.

5. Based upon the foregoing assumptions, the examination of the documents referred to in paragraph 3 hereof and subject to the qualifications set forth below, we are of the opinion that:-

(a)	the Guarantor has duly authorized, executed and delivered the Indenture; and

(b)	when the Exchange Notes have been issued by the Issuer, the guarantee by the Guarantor of the obligations of the Issuer under the Exchange Notes pursuant to the provisions of the Indenture will be binding obligations of and enforceable against the Guarantor.

AZIM, TUNKU FARIK & WONG	3	Draft dated January 30, 2009

6. Our opinion is also qualified to the extent that:-

(a)	a court of Malaysia may treat provisions in the Indenture and/or Guarantee of the Notes relating to default interest or liquidated damages if the same exist as penalties and may award only such compensation as it deems fit in lieu thereof;

(b)	provisions on severability may not be effective - it will depend on the nature and extent of the illegality, invalidity or unenforceability in question;

(c)	the term “enforceable” used above means that the obligations assumed or to be assumed by the Guarantor under the Indenture are of a type which the Malaysian courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. Further the enforceability of documents may be limited by limitation periods, lapse of time, liquidation, reorganisation, reconstruction, bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors generally and general principles of equity; and

(d)	this opinion is limited to the laws of Malaysia of general application at the date hereof as currently applied by the courts of Malaysia and is given on the basis that it will be governed by and construed in accordance with the laws of Malaysia. We express no opinion as to any laws other than the laws of Malaysia.

7. This opinion may be relied upon by your advisers and your successors only in relation to the transaction specified above and lodged as an exhibit to the Registration Statement. Save for the foregoing this opinion shall not be transmitted delivered to nor relied on by any other person nor read as an opinion with respect to any other matter or used for any other purpose or quoted or referred to in any public document filed with anyone.

Yours faithfully,

Edmund Liew Yin Chiang
for and on behalf of
Messrs. Azim, Tunku Farik & Wong